Exhibit 99.1

True Religion Apparel Announces Fourth Quarter and Full Year 2012 Financial Results and Introduces Full Year 2013 Guidance

•      Q4 2012 net sales increased 14.8% to $137.0 million

•      Q4 2012 U.S. Consumer Direct net sales increased 11.8%; same-store sales increased 1.5%

•      Q4 2012 U.S. Wholesale net sales increased 14.1%

•      Q4 2012 Effective tax rate was 45.7% compared to 38.4% in the prior year’s fourth quarter, impacting the year-over-year diluted EPS comparison by $0.07

•      Q4 2012 GAAP diluted earnings per share were $0.53 versus $0.57 in Q4 2011

•      Q4 2012 Adjusted diluted earnings per share were $0.55, which excludes $0.02 per diluted share for costs associated with the Company’s review of strategic alternatives

VERNON, California — February 6, 2013—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter and year ended December 31, 2012.

Fourth Quarter 2012 Financial Results

•      Total net sales increased to $137.0 million, or 14.8%, compared with the same period in 2011.

•      Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded stores and e-commerce business, increased 11.8% to $86.4 million compared with the same period in 2011, and accounted for 63.1% of the Company’s total net sales for the quarter. Fourth quarter same-store sales for the 107 stores open at least 12 full months and e-commerce increased 1.5% compared to the same period in 2011. The Company operated a total of 122 branded stores in the United States as of December 31, 2012, compared to 109 as of December 31, 2011.

•      Net sales for the Company’s U.S. Wholesale segment increased 14.1% to $25.5 million compared to the prior year quarter driven by growth in the Specialty Store and Off-Price channels.

•      Net sales for the International segment totaled $24.2 million, a 27.8% increase as compared to the prior year quarter.  The segment’s increase was driven by an 85.2% increase in international retail sales as a result of an increase in store count from 16 at December 31, 2011 to 30 at December 31, 2012.  The Company opened two international stores in the fourth quarter of 2012.

•      Gross profit increased 15.1% to $88.1 million, driven primarily by overall sales growth.  The gross margin rate increased 20 basis points to 64.3%, aided by gross margin expansion in the U.S. Wholesale and U.S. Consumer Direct segments.

•      Selling, general and administrative (“SG&A”) expenses increased 20.9% to $62.7 million from $51.9 million in the prior year quarter, and as a percentage of net sales increased to 45.8% from 43.4% in the same quarter a year ago.  The dollar increase in SG&A expenses was driven by the costs associated with operating 13 additional U.S. stores and 14 additional international stores in 2012 as compared to the same period in 2011.   Excluding $0.9 million of incremental costs associated with the review of strategic alternatives, the SG&A expenses would have been 45.1% of net sales for the fourth quarter of 2012.

•      Operating income totaled $25.4 million, up 3.0% from the fourth quarter of last year. Operating margin was 18.5% in the fourth quarter of 2012 versus 20.7% in the fourth quarter of 2011.  The costs associated with the review of strategic alternatives reduced the quarter’s operating margin by 70 basis points.

•      The effective tax rate for the quarter was 45.7% as compared to 38.4% in the fourth quarter of 2011.  The fourth quarter 2012 effective tax rate increased primarily because the Company chose not to transfer certain international assets and functions as this would have added complexity to our supply chain.  That transfer would have allowed the Company to utilize tax loss carryforwards, which have now been offset by valuation allowances.

•      Net income attributable to True Religion Apparel, Inc. decreased to $13.5 million, or $0.53 per diluted share based on weighted average shares outstanding of 25.6 million, as compared to $14.5 million, or $0.57 per diluted share based on weighted average shares outstanding of 25.3 million in 2011.

•      Excluding the costs associated with the review of strategic alternatives described above, adjusted net income attributable to True Religion Apparel, Inc. was $14.0 million, or $0.55 per diluted share for the fourth quarter of 2012.

Management Comments

“We finished the fourth quarter with double digit sales increases in our three key segments.  And, we expanded our gross margin in our domestic consumer direct and wholesale segments.  These two segments combined for 82% of our net sales this quarter,” stated Jeffrey Lubell, Chairman,

Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “As we start 2013, our plan is to enhance our men’s merchandise offering with sportswear innovation and re-establish the True Religion Brand Jeans women’s collection with updated, well-edited core basic denim bottoms and fashion-forward concepts.”

Year Ended 2012 Financial Results

•      Total net sales for the year ended December 31, 2012 increased to $467.3 million, an 11.3% increase as compared to the year ended December 31, 2011.  Net sales for the Company’s U.S. Consumer Direct segment increased 12.0% to $281.6 million, and same-store sales for the year ended 2012 increased 2.7%. Net sales for the Company’s U.S. Wholesale segment totaled $99.2 million, a 15.0% increase as compared to the prior year, driven by increases in sales to the Off-Price and Specialty Store channels, which was partially offset by a decrease in sales to Major accounts. Net sales for the Company’s International segment for the year increased to $83.8 million, or 6.1% as compared to the year ended December 31, 2011.

•      Gross profit increased 10.2% to $299.5 million, and gross margin decreased by 70 basis points to 64.1% as compared to the year ended December 31, 2011.

•      SG&A expense increased 12.3% to $221.4 million from $197.2 million in the prior year, and as a percentage of net sales increased to 47.4% from 47.0% in the prior year.  The increase primarily reflects the opening and operating of 28 new branded stores in 2012.  Included in SG&A for the year ended December 31, 2012 were costs associated with the review of strategic alternatives of $1.0 million.  Included in SG&A for the year ended December 31, 2011 were net separation costs of $1.2 million associated with the resignation of a former executive.

•      Operating income increased 4.7% to $78.1 million, or 16.7% of net sales, versus $74.6 million or 17.8% of net sales in the prior year.

•      Net income attributable to True Religion Apparel, Inc. was $46.0 million, or $1.82 per diluted share based on weighted average shares outstanding of 25.3 million, as compared to $45.0 million, or $1.80 per diluted share based on weighted average shares outstanding of 25.0 million in the prior year.

•      Excluding the costs associated with the review of strategic alternatives and separation costs described above, 2012 adjusted net income attributable to True Religion Apparel, Inc. was $46.6 million, or $1.84 per diluted share, compared to $45.7 million, or $1.83 per diluted share in 2011.

Balance Sheet and Liquidity

As of December 31, 2012, the Company had $76.8 million of cash and cash equivalents and $140.8 million of short and long-term investments, which combined equals $217.6 million.  As of December 31, 2011, the Company had $200.4 million of cash and cash equivalents.  The Company paid its regular fourth quarter dividend, aggregating $5.2 million, on December 27, 2012, which impacted cash balances at December 31, 2012.  The Company ended the year with no long-term borrowings. The inventory balance as of December 31, 2012 was $65.7 million, a 23.1% increase from December 31, 2011.  This increase is primarily the result of an expanded retail store count from 125 retail stores at December 31, 2011 to 152 retail stores at December 31, 2012.

Net cash provided by operating activities was $64.1 million in 2012 compared to $71.8 million in 2011.  This decrease in net cash provided by operating activities is primarily due to the increase in U.S. Wholesale sales in the fourth quarter of 2012 as compared to in the four quarter of 2011, which caused receivables to grow and cash receipts to be delayed in 2012 compared to 2011.  The timing of payments from International wholesale customers also impacted the growth in receivables.

Store Openings

During the 2012 fourth quarter, True Religion Apparel opened three stores in the U.S. and two stores in Canada.  As of December 31, 2012, the Company operated 122 stores in the U.S. and 30 international stores.

Review of Strategic Alternatives

In October, 2012, the Company announced that the Board of Directors has formed a Special Committee comprised of its non-management directors to explore and evaluate potential strategic alternatives available to the Company.  The review by the Special Committee is continuing.  No decision has been made to engage in a transaction or transactions, and there can be no assurance that any transaction or any other strategic alternative will occur or, if undertaken, the terms or timing thereof.

First Quarter and Full-Year 2013 Guidance

For the full year ended December 31, 2013 the Company expects:

•              Net sales to be between $509 million and $513 million

•              Diluted EPS to be between $1.89 and $1.95

The Company’s 2013 net sales guidance is based on the following assumptions:

•              Net sales within the Company’s U.S. Consumer Direct segment are forecasted to grow approximately 8% to 9% compared to 2012. This growth assumes 14 new retail stores in 2013 and the full year impact of the 14 stores opened in 2012. Same store sales are expected to be in the range of flat to up in the low single digits.

•              Net sales in the Company’s U.S. Wholesale segment are expected to increase slightly compared to 2012. Off-Price channel sales are expected to be flat compared to 2012.

•              The International segment’s net sales are forecasted to grow approximately 20% as compared to 2012 primarily due to the full year impact of 14 stores opened in 2012 and five to eight new stores in 2013.

The Company’s 2013 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.6 million and an effective tax rate of 38.8%.

For the first quarter of 2013 the Company expects:

•              Net sales to be in the range of $113 million to $114 million

•              Diluted EPS to be between $0.33 and $0.35

The Company’s first quarter net sales guidance is based on the following assumptions:

•              Net sales in the U.S. Consumer Direct segment are forecasted to grow in the mid single digit range compared to the first quarter 2012 primarily driven by new store growth. Same store sales are expected to range between slightly negative and flat in the first quarter.

•              Net sales in the U.S. Wholesale segment are expected to increase slightly as compared to the first quarter of 2012. Off-Price channel sales are expected to be flat compared to 2012.

•              The International segment’s net sales are forecasted to increase by approximately 10%.

The Company’s first quarter 2013 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.6 million and an effective tax rate of 38.8%.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 407926. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the

Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of December 31, 2012, the Company owned and operated 122 branded retail and outlet stores in the United States and 30 international stores.  For more information, please visit www.truereligionbrandjeans.com.

Q4 2012 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
			%			%
			Increase/			Increase/
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net Sales:
U.S. Consumer Direct	$86,439	$77,309	11.8%	$281,583	$251,334	12.0%
U.S. Wholesale	25,545	22,380	14.1%	99,215	86,268	15.0%
International	24,220	18,953	27.8%	83,824	78,974	6.1%
Core Services	838	767	9.3%	2,663	3,222	(17.3)%
Total net sales	$137,042	$119,409	14.8%	$467,285	$419,798	11.3%

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
		Gross		Gross		Gross		Gross
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$60,060	69.5%	$53,412	69.1%	$197,328	70.1%	$178,341	71.0%
U.S. Wholesale	12,854	50.3%	10,935	48.9%	50,452	50.9%	44,445	51.5%
International	14,366	59.3%	11,412	60.2%	49,080	58.6%	45,821	58.0%
Core Services	838	100.0%	767	100.0%	2,663	100.0%	3,222	100.0%
Total gross profit	$88,118	64.3%	$76,526	64.1%	$299,523	64.1%	$271,829	64.8%

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
		Operating		Operating		Operating		Operating
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$29,096	33.7%	$27,264	35.3%	$93,726	33.3%	$88,453	35.2%
U.S. Wholesale	11,430	44.7%	9,416	42.1%	44,333	44.7%	37,116	43.0%
International	1,934	8.0%	2,762	14.6%	7,895	9.4%	15,927	20.2%
Core Services	(17,069)	NM	(14,783)	NM	(67,837)	NM	(66,885)	NM
Total operating income	$25,391	18.5%	$24,659	20.7%	$78,117	16.7%	$74,611	17.8%

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2013 Guidance, forecasted store openings for 2013, statements regarding our ongoing strategic review and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$137,042	$119,409	$467,285	$419,798
Cost of sales	48,924	42,883	167,762	147,969
Gross profit	88,118	76,526	299,523	271,829
Selling, general and administrative expenses	62,727	51,867	221,406	197,218
Operating income	25,391	24,659	78,117	74,611
Other expense (income), net	(16)	868	(94)	637
Income before provision for income taxes	25,407	23,791	78,211	73,974
Provision for income taxes	11,609	9,127	31,513	28,197
Net income	13,798	14,664	46,698	45,777
Less: Net income attributable to redeemable noncontrolling interest	317	198	683	810
Net income attributable to True Religion Apparel, Inc.	$13,481	$14,466	$46,015	$44,967

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.54	$0.58	$1.83	$1.81
Diluted	$0.53	$0.57	$1.82	$1.80

Weighted average shares outstanding:
Basic	25,179	24,930	25,122	24,856
Diluted	25,585	25,308	25,328	25,026

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$76,831	$200,366
Short-term investments	109,317	—
Accounts receivable, net of allowances	31,647	23,959
Inventories	65,655	53,320
Deferred income tax assets	7,293	7,027
Prepaid income taxes	5,359	3,879
Prepaid expenses and other current assets	10,123	12,137
Total current assets	306,225	300,688
Property and equipment, net	61,565	53,698
Long-term investments	31,517	—
Deferred income tax assets	1,383	1,271
Other assets	5,026	4,496
TOTAL ASSETS	$405,716	$360,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$30,868	$22,872
Accrued salaries, wages and benefits	11,383	11,506
Income taxes payable	5,060	6,538
Total current liabilities	47,311	40,916
Long-Term Liabilities:
Long-term deferred rent	17,517	13,986
Long-term deferred income tax liabilities	3,662	2,224
Long-term income taxes payable	916	604
Total long-term liabilities	22,095	16,814
Total liabilities	69,406	57,730

Redeemable noncontrolling interest	3,375	2,635

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,723 and 25,492 issued and outstanding, respectively	3	3
Additional paid-in capital	89,287	77,950
Retained earnings	241,985	221,122
Accumulated other comprehensive income, net	1,660	713
Total stockholders’ equity	332,935	299,788
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$405,716	$360,153

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,698	$45,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,373	12,750
Provision for bad debts	677	1,209
Stock-based compensation	10,990	10,736
Tax benefit from stock-based compensation	347	746
Excess tax benefit from stock-based compensation	(454)	(1,196)
Deferred income taxes	1,058	1,396
Impairment of property and equipment	1,173	1,353
Other, net	556	86
Changes in operating assets and liabilities:
Accounts receivable	(8,205)	2,600
Inventories	(12,265)	(11,723)
Prepaid expenses and other current assets	2,511	(1,884)
Other assets	(291)	(311)
Accounts payable and accrued expenses	7,315	6,959
Accrued salaries, wages and benefits	(147)	2,010
Prepaid income taxes and income taxes payable	(2,704)	(1,444)
Long-term deferred rent	3,463	2,704
Net cash provided by operating activities	64,095	71,768

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(214,309)	—
Proceeds from maturities or sales of investments	73,047	—
Purchases of property and equipment	(21,994)	(20,676)
Other, net	(512)	(93)
Net cash used in investing activities	(163,768)	(20,769)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(4,569)	(5,479)
Cash dividends paid	(20,151)	—
Excess tax benefit from stock-based compensation	454	1,196
Net cash used in financing activities	(24,266)	(4,283)

Effect of exchange rate changes in cash	404	(142)

Net (decrease) increase in cash and cash equivalents	(123,535)	46,574
Cash and cash equivalents, beginning of period	200,366	153,792
Cash and cash equivalents, end of period	$76,831	$200,366

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Quarter Ended December 31, 2012
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	Expenses	income	Apparel, Inc.	per share (c)
As reported (GAAP)	$62,727	$25,391	$13,481	$0.53
Strategic review (a)	(871)	871	543	0.02
As adjusted (d)	$61,856	$26,262	$14,024	$0.55

	Year Ended December 31, 2012
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	Expenses	income	Apparel, Inc.	per share (c)
As reported (GAAP)	$221,406	$78,117	$46,015	$1.82
Strategic review (a)	(988)	988	616	0.02
As adjusted (d)	$220,418	$79,105	$46,631	$1.84

	Year Ended December 31, 2011
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	Expenses	income	Apparel, Inc.	per share (c)
As reported (GAAP)	$197,218	$74,611	$44,967	$1.80
Separation costs (b)	(1,237)	1,237	766	0.03
As adjusted (d)	$195,981	$73,374	$45,733	$1.83

(a)         Strategic review costs represent those incremental professional fees and Special Committee fees that are directly attributable to our review of strategic alternatives.

(b)         Separation costs associated with the resignation of a former executive ($2.9 million in separation costs offset by $1.7 million of accrued bonus and share-based compensation).

(c)          Based on diluted weighted shares outstanding of 25.6 million and 25.3 million in Q4 2012 and Q4 2011, respectively, and 25.3 million and 25.0 million in 2012 and 2011, respectively.

(d)         Management uses adjusted net income, and its components, among other factors, to measure the performance of the overall Company.   Further, we believe that investors’ understanding of our performance is enhanced by disclosing these measures.  Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joe Teklits/Jean Fontana
ICR, Inc.
(646) 277-1214